Exhibit 77D (PNC Advantage Funds) - Policies with respect to security investments - For period Ended 11-30-2016

At a joint special meeting of shareholders held on October 5, 2016, shareholders of PNC Funds and PNC Advantage Funds voted to amend the fundamental investment limitations on lending and borrowing (collectively, "Policy Changes"). The prospectus and SAI of PNC Advantage Funds were supplemented to reflect these Policy Changes. Obtaining the affirmative vote on lending and borrowing Policy Changes was necessary to enable certain PNC Funds to utilize an interfund lending exemptive order that was received in February 2016. At present, PNC Advantage Funds have not engaged in, and do not propose to engage in, interfund lending.

Set forth below is the disclosure made with respect to the Policy Changes:

With respect to the section captioned "INVESTMENT LIMITATIONS AND RESTRICTIONS" shareholders approved amendments to the Fund's fundamental investment limitations No. 2 on lending and No. 3 on borrowing. The Fund's fundamental investment limitations on lending and borrowing are hereby deleted and restated as follows:

2.	Each Fund may lend money to the extent permitted by the
Investment Company Act of 1940, or the rules or regulations thereunder, as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretations of, or any exemptive order or other relief issued by the Securities and Exchange Commission or any successor organization or their staff under, such Act, rules or regulations.

3.	Each Fund may borrow money, issue senior securities or
mortgage, pledge or hypothecate its assets, to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder, as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretations of, or any exemptive order or other relief issued by the Securities and Exchange Commission or any successor organization or their staff under, such Act, rules or regulations.